Exhibit 99.1

Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces First Quarter 2013 Results
- Conference Call Scheduled for 9 a.m. Today -

Exton, PA May 2, 2013 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the first quarter of 2013 and increased its earnings-per-share (EPS) guidance for the year.

First-Quarter Highlights

•	Sales grew 7.3% vs. first quarter 2012

•	GAAP EPS of $0.90

•	Adjusted diluted EPS of $0.87

•	Raises full-year 2013 adjusted diluted EPS guidance to between $3.05 to $3.20

Summary comparative results for the quarter were as follows:

($ millions, except per-share data)	Three Months Ended March 31,
	2013	2012
Net Sales	$339.4	$316.3
Gross Profit	111.7	101.1
Reported Operating Profit	43.3	41.7
Adjusted Operating Profit(1)	43.3	42.3
Reported Diluted EPS	$0.90	$0.81
Adjusted Diluted EPS(1)	$0.87	$0.83

(1)	Adjusted operating profit and adjusted diluted EPS are Non-GAAP measurements. See discussion under the heading "Non-GAAP Financial Measures” in this release.

Consolidated sales grew by 7.3%, or $23.1 million, compared to the first quarter of 2012, driven by increased sales of Packaging System's high-value packaging components, which were 11.2% higher, and Delivery System's proprietary products. Currency translation did not have a significant impact on the comparative results.

Consolidated gross profit grew by 10.5% over the prior-year period, to $111.7 million, and the resulting consolidated gross profit margin of 32.9% is 1.0 percentage point higher than was reported in the first quarter of 2012. That margin improvement was mostly due to the more profitable product sales mix created by the growth in high-value packaging component sales. Higher selling prices and production efficiencies also contributed, but were significantly offset by increases in material and labor costs.

R&D costs increased by $0.8 million, or 9.6%, to $9.1 million in the current quarter, as a result of increasing investment in the Company's proprietary SmartDose™, SelfDose™ systems and packaging component products. SG&A costs increased to 17.4% of sales in the quarter, and out-paced sales growth as a result of higher stock-based compensation costs and investments in information technology and global efficiency initiatives. Operating profit was $43.3 million, compared to adjusted operating profit of $42.3 million in the prior-year period. The effective tax rate on adjusted pre-tax profit declined 0.2 percentage points from the prior-year period, to 25.1% for 2013, and income from non-controlled affiliates was unchanged. Resulting adjusted net income of $30.6 million, together with the $0.01 per-share improvement attributed to a net reduction in the diluted-share count, yielded adjusted diluted EPS of $0.87, compared to $0.83 in the first quarter of 2012.

Executive Commentary

“From an operating viewpoint, we improved on last year's record first quarter, again demonstrating the impact of successfully executing our strategy to profitably grow sales by adding value to each unit or dose,” said Donald E. Morel Jr., PhD, West's Chairman and Chief Executive Officer. “Higher sales of value-added packaging components continued to generate most of the growth, building on the strong performance of that category in 2012. Proprietary Delivery Systems product sales improved over the slow start in last year's first quarter, mostly at lower margins due to the relatively small scale of the operations involved. SG&A grew on planned, ongoing investments in information technologies and a multi-year initiative to enhance global manufacturing performance, and the share price-driven increase in compensation costs.”

“We are raising our full-year 2013 adjusted EPS estimate to $3.05 to $3.20 based on our current sales growth expectation of 7% to 9% on a constant currency basis. The Packaging Systems order backlog stands 16% higher than it was at the same time last year, and 3% higher than it was at the beginning of the first quarter, at constant exchange rates. We believe sales growth will remain strong in the near term, but still have limited visibility for the latter part of the year. We are working to reduce our long lead times on certain products in order to improve service to customers, which would also mitigate lead time-related customer demand. For the full year, we still expect sales to grow faster than SG&A costs, while investments in R&D will continue to grow faster than sales.”

“We have completed the construction of the new elastomer facility in China and are producing and shipping products for validation by customers, with a view to initial commercial sales later in the second quarter. Construction on the dual purpose metal and elastomer facility in India is progressing toward a planned 2014 start of metal-seal production. We believe that the SmartDose system will be used in customer-sponsored clinical trials later this year and, although not generating significant sales, are encouraged by several formal stability trials on the Daikyo Crystal Zenith® one ml prefilled syringe. With the continued uptake of our high-value packaging components, we are achieving results consistent with our value-added strategy and are positioning the Company to deliver growth consistent with our five-year plan objectives.”

Pharmaceutical Packaging Systems

Pharmaceutical Packaging Systems first quarter sales of $251.5 million were 6.7% higher when compared to the first quarter of 2012 (6.6% excluding currency effects). Sales of high-value pharmaceutical packaging components grew 11.2% excluding currency effects, with Westar® ready-to-use and ready-to-sterilize, and FluroTec®-coated products making the largest contributions. Regionally and excluding the effects of currency, the Company's European business grew the fastest, at 10.3%, followed by North America and Asia. The dollar-value of the backlog of firm orders for Pharmaceutical Packaging Systems products at the end of the quarter was 16% higher than at the end of the first quarter of 2012, and longer lead times for new orders in certain high-value product categories are contributing to the increase.

Gross profit of $94.8 million was 11.3% higher than the $85.2 million reported in the prior-year period, and yielded a 1.6 percentage point improvement to gross profit margin, to 37.7%. Most of the improvements in gross profit and margin are attributed to growth in high-value component sales, which added 1.0 margin point. Increases in selling prices and production efficiencies were substantially offset by increases in raw material and other costs, contributing a net 0.6 margin points of the increase.

SG&A costs increased by $3.2 million, to $32.1 million, or 12.8% of sales, compared to $28.9 million and 12.2% of sales in the first quarter of 2012. The increase was a result of annual compensation increases and staffing additions in support functions, and increased project costs for information technology and supply-chain efficiency initiatives. Operating profit grew 9.3%, to $58.6 million, from $53.6 million reported in the first quarter of last year, despite a charge of $0.7 million associated with the devaluation of the Venezuelan currency during the period. Operating profit margin improved 0.6 percentage points, to 23.3%.

Pharmaceutical Delivery Systems

Pharmaceutical Delivery Systems sales grew 9.2% (9.1% excluding currency effects) compared to the prior-year period, to $88.2 million in the current quarter. Sales of proprietary products were $5.2 million higher than the first quarter of 2012 at constant exchange rates, and comprised 25% of segment sales, compared to 21% in the prior-year period. Increased demand for administration systems, including customized Daikyo Crystal Zenith products, was driven by progress toward customer-sponsored clinical trials using the SmartDose electronic patch injector. Contract manufacturing revenues grew by 3.3%, primarily as a result of demand for various drug administration products that, along with an improvement in consumer products, more than offset lower tooling revenues and the long-anticipated loss of the printer ink-cartridge manufacturing business.

The growth in sales generated a $1.0 million increase in gross profit in the current quarter, to $16.9 million, compared to the prior-year period. Gross profit margin of 19.1% was 0.6 percentage points lower than in the 2012 quarter, due to $0.5 million of non-recurring cost-reimbursement recognized in the prior-year period and the relatively narrow margins on small volumes of proprietary products for pre-commercial use by customers.

SG&A costs of $10.5 million, were $1.7 million higher than in the prior-year period, and were 11.8% of sales, compared to 10.9% in the 2012 quarter. Higher compensation costs were attributed to annual increases in pay, and increased employee benefit and severance costs. Increases in outside service costs were for legal services and third-party sales commissions. R&D costs grew to $5.6 million, to 6.3% of segment revenue, from $5.1 million in the prior-year quarter, due to investments in the SmartDose electronic patch injector and in the SelfDose auto-injector device, which was in-licensed during the third quarter of 2012. As a result, operating profit was $1.2 million in the current quarter, compared to $2.3 million in the 2012 period.

Corporate and Other

Stock-based compensation expense increased from $3.2 million in the prior-year period to $5.4 million in the current quarter due primarily to an 18.6% increase in the Company's share price during the quarter, as well as to increases in expected performance-driven vesting under long-term incentive plans. Other corporate costs increased by $0.8 million, to $7.4 million, in the current quarter due mostly to intellectual property-related costs. U.S. pension expense declined slightly, to $3.7 million in the quarter.

Net interest expense of $4.0 million in the quarter was marginally higher than the $3.9 million expensed during the prior-year period.

The Company's expected annual effective tax rate for 2013 is 25.9% on adjusted pre-tax earnings, compared to the 27.3% actual annual effective tax rate for 2012. The expected reduction in the estimated annual rate is primarily due to the reinstatement of the U.S. tax credit for increasing research activities in 2013. The estimated annual rate excludes the tax-effects of items described in “Non-GAAP Financial Measures,” including the benefit of the reinstatement of the U.S. tax credit for increasing research activities retroactive to 2012.

Financial Guidance

The Company's full-year 2013 revenue and EPS guidance is summarized below:

(in millions, except EPS)	Current 2013 Estimated Guidance	Prior Guidance
Consolidated net sales	$1,360 to $1,400	$1,360 to $1,400
Consolidated gross profit margin (% of sales)	31.2% to 31.8%	30.7% to 31.3%
Pharmaceutical Packaging Systems sales	$990 to $1,020	$990 to $1,020
Pharmaceutical Packaging Systems Gross profit margin (% of sales)	35.3% to 35.7%	34.7% to 35.1%
Pharmaceutical Delivery Systems sales	$370 to $380	$370 to $380
Pharmaceutical Delivery Systems Gross profit margin (% of sales)	20.5% to 21.5%	20.5% to 21.5%
Full-Year diluted EPS	$3.08 to $3.23	$3.00 to $3.20
Full-Year adjusted diluted EPS (2)	$3.05 to $3.20	$2.97 to $3.17

(2)	Adjusted diluted EPS is a Non-GAAP measurement. See discussion under the heading “Non-GAAP Financial Measures” in this release.

The principal currency assumption used in preparing these estimates is the translation of the euro at $1.30 for the remainder of 2013, compared to $1.33 used in the Company's prior guidance.

The Company's estimated guidance for 2013 includes $6 million in expected sales and development income, and between $0.06 and $0.08 of adjusted diluted EPS, that are associated with customers' research and pre-commercial work with Daikyo Crystal Zenith and other proprietary administration devices, the nature of which increases the risk that actual results may be lower than estimates.

The Company did not change its 2013 capital spending estimate, which continues to be between $125 million and $150 million, excluding $35 million in costs related to the Company's new headquarters and research facility that were incurred and recorded in 2012 and earlier years, but which were funded in 2013.

First-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 866-515-2911 (U.S.) or 617-399-5125 (International). The passcode is 14629585.

A live broadcast of the conference call will be available at the Company's web site, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company's website.

An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, May 9, 2013, by dialing 888-286-8010 (U.S.) or 617-801-6888 (International) and entering passcode 56474691.

Non-GAAP Financial Measures

This press release and the preceding discussion of our results, financial guidance and the accompanying financial tables use the following financial measures that have not been calculated in accordance with generally accepted accounting principles (GAAP) accepted in the U.S., and therefore are referred to as non-GAAP financial measures:

•	Adjusted operating profit

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Total invested capital

•	Net debt to total invested capital
West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company's overall performance and financial position. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.

Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company's business.

In calculating adjusted operating profit, adjusted net income and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.

The following is a description of the items excluded from adjusted operating profit, adjusted net income and adjusted diluted EPS for the three-month periods presented in the accompanying tables:

Extinguishment of debt - During the three months ended March 31, 2013, we repurchased $1.7 million in aggregate principal amount of our 4.00% Convertible Junior Subordinated Debentures Due 2047, resulting in a pre-tax loss on debt extinguishment of $0.2 million, the majority of which consisted of the premium over par value.

Discrete tax items - During the three months ended March 31, 2013, we recorded a discrete tax benefit of $1.3 million related to the reinstatement of the Research and Development tax credit in January 2013. In accordance with U.S. GAAP, although the tax credit was reinstated on a retroactive basis to January 1, 2012, the credit was not taken into account for financial reporting purposes until 2013. During the three months ended March 31, 2012, we recorded a $0.3 million reduction of our deferred tax assets associated with the legal restructuring of the ownership of our Puerto Rico operations.

Restructuring, impairment & related charges - During the three months ended March 31, 2012, we incurred restructuring and related charges of $0.4 million associated with the restructuring plan announced in December 2010. Charges incurred during the three months ended March 31, 2012 were primarily facility closure costs associated with a reduction of operations at a manufacturing facility in England and the 2011 closure of a plant in the United States. We do not expect to incur any future charges relating to the 2010 plan.
Acquisition-related contingencies - During the three months ended March 31, 2012, we increased the liability for contingent consideration related to our 2010 acquisition of technology used in our SmartDose™ electronic patch injector system by $0.2 million due to fair value adjustments.

Forward-Looking Statements

Certain forward-looking statements are included in this release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers' changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the company's Annual Report on Form 10-K for the year ended December 31, 2012.

Trademark Notices
Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo Crystal Zenith® is a registered trademark of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended
	March 31, 2013		March 31, 2012
Net sales	$339.4	100%	$316.3	100%
Cost of goods and services sold	227.7	67	215.2	68
Gross profit	111.7	33	101.1	32
Research and development	9.1	3	8.3	3
Selling, general and administrative expenses	59.1	17	51.3	16
Restructuring and other items	—	—	0.6	—
Other expense /(income), net	0.2	—	(0.8)	—
Operating profit	43.3	13	41.7	13
Loss on debt extinguishment	0.2	—	—	—
Interest expense, net	4.0	1	3.9	1
Income before income taxes	39.1	12	37.8	12
Income tax expense	8.6	3	9.8	3
Equity in net income of affiliated companies	1.2	—	1.2	—
Net Income	$31.7	9%	$29.2	9%
Net income per share:
Basic	$0.92		$0.86
Assuming dilution	$0.90		$0.81
Average common shares outstanding	34.5		33.9
Average shares assuming dilution	35.1		37.1

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended March 31,
Net Sales:	2013	2012
Pharmaceutical Packaging Systems	$251.5	$235.7
Pharmaceutical Delivery Systems	88.2	80.7
Eliminations	(0.3)	(0.1)
Consolidated Total	$339.4	$316.3

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$58.6	$53.6
Pharmaceutical Delivery Systems	1.2	2.3
U.S. pension expense	(3.7)	(3.8)
Stock-based compensation expense	(5.4)	(3.2)
General corporate costs	(7.4)	(6.6)
Adjusted Operating Profit	43.3	42.3
Restructuring and other items	—	(0.6)
Reported Operating Profit	$43.3	$41.7

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
(in millions, except per share data)

Three-months ended March 31, 2013	Operating profit	Loss on debt extinguishment	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$43.3	$0.2	$8.6	$31.7	$0.90
Extinguishment of debt	—	(0.2)	—	0.2	0.01
Discrete tax items	—	—	1.3	(1.3)	(0.04)
Adjusted (Non-GAAP)	$43.3	$—	$9.9	$30.6	$0.87

Three-months ended March 31, 2012	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$41.7	$9.8	$29.2	$0.81
Restructuring, impairment & related charges	0.4	0.1	0.3	0.01
Acquisition-related contingencies	0.2	0.1	0.1	—
Discrete tax items	—	(0.3)	0.3	0.01
Adjusted (Non-GAAP)	$42.3	$9.7	$29.9	$0.83

Please refer to the “Non-GAAP financial measures” for more information.

WEST PHARMACEUTICAL SERVICES NON-GAAP MEASURES RECONCILIATION OF 2013 ADJUSTED DILUTED EPS GUIDANCE TO 2013 REPORTED GUIDANCE

Full Year 2013 Guidance (3)(4)
Adjusted diluted EPS guidance	$3.05 to $3.20
Extinguishment of debt	(.01)
2012 R&D tax credit	.04
Reported diluted EPS guidance	$3.08 to $3.23

(3)  Guidance includes various currency exchange rate assumptions, most significantly the Euro at $1.30 for the remainder of 2013. Actual results will vary as a result of exchange rate variability. Please refer to “Non-GAAP Financial Measures” for additional information regarding adjusted diluted EPS.
(4)  The 2013 consequences of those items described in “Non-GAAP Financial Measures,” and similar items that may be incurred during 2013, are excluded from the adjusted diluted EPS guidance for 2013.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Three Months Ended March 31,
	2013	2012
Depreciation and amortization	$20.5	$18.6
Operating cash flow	$18.9	$13.8
Capital expenditures	$61.7	$32.4

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of March 31, 2013	As of December 31, 2012
Cash and Cash Equivalents	$175.0	$161.9
Debt	$430.1	$411.5
Equity	$745.9	$728.9
Net Debt to Total Invested Capital(5)	25.5%	25.5%
Working Capital	$381.6	$295.5

(5) Net Debt and Total Invested Capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders' equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.